                AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
                             HEALTHDESK CORPORATION

         John Pappajohn and Terry Brandt do hereby certify that:

               One: They are the Chairman of the Board and the Vice President, respectively, of HealthDesk Corporation, a California corporation (the "Company").

               Two: The Articles of Incorporation of the Company are hereby amended and restated to read in their entirety as follows:

                                       "I.

         The name of the Company is MC Informatics, Inc.

                                       II.

         The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

         A. The Company is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Company is authorized to issue is forty three million (43,000,000) shares, forty million (40,000,000) shares of which shall be Common Stock (the "Common Stock") and three million (3,000,000) shares of which shall be Preferred Stock (the "Preferred Stock").

         B. The Preferred Stock may be issued from time to time in one or more series. Subject to shareholder approval rights set forth in subsection 2(b) of this Article III, the Board of Directors is hereby authorized to fix or alter the rights, privileges, preferences and restriction granted to or imposed upon any series of Preferred Stock, including, but not limited to, dividend, rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

         C. Seven Hundred and Fifty (750) of the authorized shares of Preferred Stock are hereby designated "Series B Preferred Stock" (the "Series B Preferred").

         D. The rights, preferences, privileges, restriction and other matters relating to the Series B Preferred are as follows:

         Section 1. Voting. The holders of the Series B Preferred Stock shall have such voting rights as are set forth below except as otherwise required by law from time to time.

         The affirmative approval (by vote or written consent as permitted by applicable law) of the holders of at least a majority of the outstanding shares of the Series B Preferred Stock, voting separately as a class, will be required for (i) any amendment, alteration or repeal of the Corporation's Articles of Incorporation, as amended from time to time, (including any Certificate of Determination) if such amendment, alteration or repeal adversely affects the powers, preferences or rights of the Series B Preferred Stock (including, without limitation, by creating any class or series of equity securities having a preference over the Series B Preferred Stock with respect to dividends, redemption, distribution upon liquidation or in any other respect), or (ii) any amendment to or waiver of the terms of the Series B Convertible Preferred Stock or this Certificate.

         Except as provided in the preceding paragraph, to the extent that under applicable law or under the Corporation's Articles of Incorporation or Bylaws, each as amended from time to time, the approval of the holders of the Series B Preferred Stock, voting separately as a class, is required to authorize a given action of the Corporation, the affirmative approval (by vote or written consent as permitted by applicable law) of the holders of a majority of the outstanding shares of the Series B Preferred Stock shall constitute the approval of such action by the class. Except as otherwise provided under applicable law or under the Corporation's Articles of Incorporation or Bylaws, each as amended from time to time, the holders of the Series B Preferred Stock shall vote on all matters with holders of the Common Stock, voting together as one class, and each share of Series B Preferred Stock shall be entitled to that number of votes as shall be equal to the number of shares of the Corporation's Stock (the "Common Stock") into which each share of Series B Preferred Stock is convertible on the record date for any meeting of stockholders or on the date of any written consent of stockholders, as applicable. Holders of the Series B Preferred Stock shall be entitled to notice of all shareholder meetings or written consents (whether or not they are entitled to vote there at), which notice will be provided pursuant to the Corporation's Bylaws, as amended from time to time, and applicable statutes.

         Section 2. Dividends. No dividends shall be paid on any Common Stock unless a dividend is paid with respect to all outstanding shares of Series B Preferred Stock, in an amount for each such share of Series B Preferred Stock, that is equal to the aggregate amount of such dividends for all Common Stock into which each such share of Series B Preferred Stock could then be converted.

         Section 3. Liquidation Preference.

                 (a) Preference. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, voluntarily or involuntarily, the holders of each share of Series B Preferred Stock shall be entitled to be paid pro rata out of the assets of the Corporation available for distribution to its stockholders, whether such assets are capital, surplus, or earnings, before any payment or declaration and setting apart for payment of any amount shall be made in respect of any shares of the Corporation's Common Stock or shares of any other capital stock of the Corporation ranking junior to the Series B Preferred Stock (collectively, "Junior Stock"), a preferential amount equal to Two Thousand Dollars ($2,000) per share of Series B Preferred Stock held by them (such preferential amount, as adjusted to reflect any stock split, stock dividend, combination, recapitalization or reorganization, being hereinafter referred to as the "Series B Preferred Stock Liquidation Preference"). Except as otherwise provided herein, upon payment of the Series B Preferred Stock Liquidation Preference upon each share of Series B Preferred Stock, the Corporation shall have no further obligation to make any other payments or distributions out of the assets of the Corporation on any shares of Series B Preferred Stock in connection with such liquidation, dissolution or winding up of the Corporation. If upon such liquidation, dissolution or winding up, the assets of the Corporation are insufficient (after payment of the liquidation preference of any class of preferred stock ranking senior on liquidation to the Series B Preferred Stock) to provide for the payment in full of the Series B Preferred Stock Liquidation Preference for each share of Series B Preferred Stock outstanding, such assets as are available shall be paid out pro rata (determined in accordance with the liquidation preferences of the relevant series of preferred stock) to the outstanding shares of Series B Preferred Stock.

                 (b) Remaining Assets. After the payment or distribution to the holders of the Series B Preferred Stock of the full Series B Preferred Stock Liquidation Preference, the holders of the Junior Stock then outstanding shall be entitled to receive all remaining assets of the Corporation to be distributed.

         Section 4. Conversion.

         The holders of the Series B Preferred Stock shall have conversion rights in accordance with the following provisions:

                 (a) Voluntary Conversion. Each holder of one or more shares of Series B Preferred Stock shall be entitled, at any time and from time to time and at such holder's option, to convert into fully paid and nonassessable shares of Common Stock (as such shares of Common Stock may be constituted on the conversion date) the number of shares of Series B Preferred Stock then held by such holder.

                 (b) Mandatory Conversion. On the fifth anniversary of the date shares of Series B Convertible Preferred Shares are first issued (the "Original Issuance Date"), each outstanding share of Series B Preferred Stock shall be converted automatically and without further action into fully paid and nonassessable shares of Common Stock (as such shares of Common Stock may be constituted on the conversion date) at the rate specified in Section 4(d) hereof, subject to adjustment in accordance with Section 5 hereof, and a conversion notice shall be deemed to have been given by the holder of each such outstanding share of Series B Preferred Stock on such date.

                 (c) Conversion Rate. The number of shares of Common Stock into which each share of Series B Preferred Stock may be converted pursuant to this
Section 4(d), as such may be adjusted from time to time in accordance with
Section 5 hereof, is hereinafter referred to as the "Conversion Rate." The number of shares of Common Stock to be received upon conversion of Series B Preferred Stock will be determined by dividing the Conversion Amount by the Conversion Price (as defined in Section 4(e)) subject to adjustment in accordance with Section 5 hereof. The "Conversion Amount" will be $2,000 per share of Series B Preferred Stock being converted.

                 (d) Conversion Price. The "Conversion Price" shall be $0.50 per share.

                 (e) Mechanics of Conversion. Unless conversion is mandatory in accordance with Section 4(c) hereof any or all shares of Series B Preferred Stock may be converted by the holder thereof by giving written notice (the "Conversion Notice") by facsimile by 5:00 p.m. Eastern Standard Time, together with the holder's calculation of the Conversion Rate to the Corporation, that the holder elects to convert the number of shares specified therein, which notice and election shall be irrevocable by the holder; and by delivering the certificate or certificates representing the Series B Preferred Stock to be converted, duly endorsed, by either overnight courier or two-day courier, to the principal office of the Corporation or of any transfer agent for the Series B Preferred Stock, provided, however, in the event that such certificate or certificates have been lost, stolen or destroyed, in lieu of delivering such certificate or certificates the holder may notify the Corporation of such loss, theft or destruction and deliver to the Corporation an instrument reasonably satisfactory to the Corporation indemnifying the Corporation from any loss incurred by it in connection with such lost, stolen or destroyed certificate or certificates.

         The Corporation shall, as soon as possible and in any event within three business days, verify the holder's calculation of the Conversion Rate as calculated by the holder, or if the Corporation disagrees with the holder's calculation of the Conversion Rate, deliver to the holder the Corporation's calculation of the Conversion Rate. The Corporation shall use its best efforts to issue and deliver as soon as possible, and in any event within five business days after delivery to the Corporation of a Conversion Notice, to the holder of Series B Preferred Stock requesting conversion of shares thereunder, or to its designee, one or more certificates representing that number of shares of Common Stock to which such holder shall be entitled, together with one or more certificates representing any shares of Series B Preferred Stock represented by the certificate or certificates delivered by such holder but not submitted for conversion. The Corporation shall be deemed to have received the Conversion Notice on the date of dispatch by the holder to the Corporation (the "Holder Conversion Date") and the person or persons entitled to receive the shares of Common Stock issuable upon the conversion specified therein shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date, provided that the certificate or certificates representing the shares of Series B Preferred Stock to be converted (or a notice of loss, theft or destruction and an indemnification instrument in lieu thereof), are received by the Corporation or any transfer agent for the Series B Preferred Stock within five (5) business days thereafter. If such certificate or certificates (or such notice and indemnification instrument) are not received by the Corporation or any transfer agent for the Series B Preferred Stock within five (5) business days after the Holder Conversion Date, the Conversion Notice shall, at the election of the Corporation by written notice to the holder requesting such conversion, become null and void unless the holder delivers such certificate or certificates (or such notice and instrument of indemnification) within three (3) business days after receipt by the holder of such election by the Corporation.

         Section 5. Adjustments; Reorganizations.

                 (a) Adjustment for Stock Splits and Combinations. If, at any time or times after the Original Issuance Date, the Corporation effects a subdivision (by any stock split, stock dividend, recapitalization or otherwise) of the Common Stock into a greater number of shares or combination (by reverse stock split or otherwise), of the outstanding Common Stock into a smaller number of shares, the Conversion Rate in effect immediately before such subdivision shall be proportionately increased or decreased, as appropriate.

                 (b) Adjustment for Certain Dividends and Distributions. If the Corporation at any time or from time to time after the Original Issuance Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or in other securities of the Corporation, then and in each such event provision shall be made so that the holders of Series B Preferred Stock shall receive that number of shares of Common Stock or other securities of the Corporation, as the case may be, to which such holders would be entitled to receive had such holders converted each share of Series B Preferred Stock then outstanding into Common Stock immediately prior to the record date for the determination of holders of Common Stock entitled to receive such dividend or other distribution (without regard to any restrictions on conversion).

                 (c) Adjustment for Other Dividends and Distributions. In the event that the Corporation, at any time or from time to time after the Original Issuance Date, makes or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable other than in securities of the Corporation, then and in each such event provision shall be made so that the holders of Series B Preferred Stock shall receive the amount of such dividend or other distribution, payable in the form in which such dividend or other distribution is to be paid to holders of Common Stock, to which such holders would be entitled to receive had such holders converted each share of Series B Preferred Stock then outstanding into Common Stock immediately prior to the record date for the determination of holders of Common Stock entitled to receive such dividend or other distribution (and without regard to any restrictions on conversion).

                 (d) Adjustment for Reclassification, Exchange and Substitution. In the event that at any time or from time to time after the Original Issuance Date, the Common Stock issuable upon the conversion of the Series B Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or reorganization provided for elsewhere in this Section 5), then and in each such event each holder of shares of Series B Preferred Stock shall have the right thereafter to convert such stock into the kind of stock receivable upon such recapitalization, reclassification or other change by holders of shares of Common Stock, all subject to further adjustment as provided herein. In such event, the formula set forth herein for conversion shall be equitably adjusted to reflect such change in number of shares or, if shares of a new class of stock are issued, to reflect the market price of the class or classes of stock issued in connection with the above described transaction.

                 (e) Reorganization. If at any time or from time to time after the Original Issuance Date there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification, or exchange of shares provided for elsewhere in this Section 5), then as a part of such reorganization, provision shall be made so that the holders of the Series B Preferred Stock shall thereafter be entitled to receive upon conversion of shares of Series B Preferred Stock the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Series B Preferred Stock after the reorganization to the end that the provisions of this Section 5 (including adjustment of the Conversion Rate then in effect and the number of shares issuable upon conversion of shares of the Series B Preferred Stock) shall be applicable after that event and be as nearly equivalent as may be practicable, including, by way of illustration and not limitation, by equitably adjusting the formula set forth herein for conversion to reflect the market price of the securities or property issued in connection with the above described transaction.

                 (f) Acquisition. In the event of (i) a sale or other disposition of all or substantially all of the assets of the Corporation or (ii) any merger, consolidation or other corporate reorganization or transaction or series of related transactions in which in excess of 50% of the Corporation's voting power is transferred, the holders of the Series B Preferred Stock shall vote with respect to the approval of such transaction as a separate class. The holders of the Series B Preferred Stock shall be entitled to receive on consummation of any such transaction the consideration which they would have received had all Series B Preferred Stock been converted to Common Stock immediately prior to the consummation of such transaction (without regard to any then applicable restrictions on conversion).

         Section 6. Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares of Common Stock shall be issuable hereunder. The number of shares of Common Stock that are issuable upon any conversion of one or more shares of Series B Preferred Stock shall be rounded up or down to the nearest whole share.

         Section 7. Reservation of Stock Issuable Upon Conversion.

                 (a) Reservation Requirement. The Corporation has reserved and the Corporation shall continue to reserve and keep available at all times, free of preemptive rights, shares of Common Stock for the purpose of enabling the Corporation to satisfy any obligation to issue shares of its Common Stock upon conversion of the authorized shares of Series B Preferred Stock. The number of shares so reserved may be reduced by the number of shares actually delivered pursuant to conversion of shares of Series B Preferred Stock; provided that in no event shall the number of shares so reserved be less than 125% of the maximum number required to satisfy remaining conversion rights on the unconverted shares of Series B Preferred Stock (and without regard to any restrictions on conversion hereunder) and the number of shares so reserved shall be increased to reflect stock splits and stock dividends and distributions.

                 (b) Default. If the Corporation does not have a sufficient number of shares of Common Stock available to satisfy the Corporation's obligations to a holder of one or more shares of Series B Preferred Stock upon receipt of a Conversion Notice, or if the Corporation is otherwise prohibited by applicable law, regulation, or stock exchange or trading market rule from issuing shares of Common Stock upon receipt of a Conversion Notice (each, a "Conversion Default"), or if the Corporation fails for any other reason (other than due to the failure of any holder of Series B Preferred Stock to timely deliver the stock certificate for the shares of Series B Preferred Stock to be converted or reasonably satisfactory indemnification instruments) to issue shares of Common Stock upon receipt of any Conversion Notice for a period of 30 days, the holder of one or more shares of Series B Preferred Stock requesting conversion shall have the right, upon notice to the Corporation, to require the Corporation to redeem such shares of Series B Preferred Stock, as soon as possible and in any event within 30 days of such notice, at a price per share which shall be the product of the Conversion Rate and the closing trading price of the Common Stock on the applicable Conversion Date, such redemption amount to be payable in cash, in readily marketable securities (the marketability and value of which shall be mutually agreed upon by the Corporation and the holder or shall be determined by a nationally recognized investment banking firm), or in a combination thereof.

         Section 8. No Reissuance of Shares of Series B Preferred Stock. No share or shares of Series B Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued as Series B Preferred Stock, and all such shares shall be retired and shall return to the status of authorized, unissued and retired and undesignated shares of preferred stock of the Corporation. Except as provided in the Subscription Agreements entered into by the Corporation and the initial holders of shares of Series B Preferred Stock on or about the Original Issuance Date, no additional shares of Series B Preferred Stock shall be authorized or issued without the consent of at least a majority in interest of the holders of shares of Series B Preferred Stock outstanding immediately prior thereto.

         Section 9. No Impairment. The Corporation shall not intentionally take any action which would impair the rights and privileges of the shares of Series B Preferred Stock set forth herein.

         Section 10. Notice of Adjustment. Upon the occurrence of any of the events specified in Section 5, then and in each such case, the Corporation shall give written notice to each holder of such shares subject to conversion under
Section 4 hereof, which notice shall describe in reasonable detail such event and the resulting adjustment and shall set forth in reasonable detail the method by which such adjustment was determined.

         Section 11. Other Notices. In case at any time:

                               (i) the Corporation shall declare any dividend
upon its Common Stock payable in cash, stock or convertible securities or make any other distribution to the holders of its Common Stock;

                               (ii) the Corporation shall offer for subscription
pro rata to the holders of its Common Stock any additional shares of stock of any class, any convertible securities, or other rights;

                               (iii) there shall be any capital reorganization
or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into, or a sale of all or substantially all its assets to, another entity or entities; or

                               (iv) there shall be a voluntary or involuntary
dissolution, liquidation or winding up of the Corporation;

then, in any one or more of said cases, the Corporation shall give to each holder of any shares of Series B Preferred Stock (a) at least ten (10) days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least twenty (20) days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be. The Corporation shall simultaneously make public disclosure of all such information delivered to the holders of Series B Preferred Stock.

         Section 12. Notice Requirements. Unless otherwise provided herein, notices and other deliveries to be made hereunder shall be made by hand or registered or certified mail, postage and charges prepaid, or by express overnight delivery, or by telecopy or telex (in which cases, the original notice shall be sent by means reasonably intended to result in delivery of the original notice to the recipient thereof on the next business day). Such notices and other deliveries shall be addressed, in the case of the Corporation, to the Corporation at its principal place of business, and in the case of any holder of one or more shares of Series B Preferred Stock, to such holder at the address of such holder appearing on the books of the Corporation or given by such holder to the Corporation for the purpose of notice, or, if no such address appears or is so given, at the last known address of such holder. Notices are deemed delivered upon receipt in accordance with any of the foregoing methods.

         Section 13. No Reissuance of Series B Preferred. Any and all shares of Series B Preferred acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be canceled and shall not be reissued.

         Section 14. No Preemptive Rights. Shareholders shall have no preemptive rights except as granted by the Company pursuant to written agreements.


                                      III.

         A. The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent permissible under California law.

         B. The Company is authorized to indemnify the directors and officers of the Company to the fullest extent permissible under California law.

         C. Any repeal or modification of this Article shall only be prospective and shall not effect the rights under this Article in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability."

            Three: The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the Board of Directors of the Company

            Four: The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The Company has two classes of stock outstanding, each of which is entitled to vote with respect to the amendment herein set forth. The total number of outstanding shares of Common Stock and Series B Preferred Stock of the Company is 5,792,845 and 632, respectively. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than fifty percent (50%) of the outstanding Common Stock and fifty percent (50%) of the Series B Preferred Stock, each voting as a class.

         I further declare under penalty of perjury that the matters set forth in the foregoing certificate are true and correct of our own knowledge.

         Executed at Berkeley, California, on February ____, 1999.


                                      __________________________________________
                                      John Pappajohn


                                      __________________________________________
                                      Terry Brandt